Filed Under Rule 424(b)(3), Registration Statement No. 333-65750
 Pricing Supplement Number 49 Dated Monday, July 22, 2002
(To: Prospectus Dated August 22, 2001)

CUSIP Number	Selling Price (% of Par)	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1stCoupon Date	1stCoupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating
06050XGT4	100.000%	1.500%	$8,090,790.00	5.600%	Semi-Annual	07/15/2012	01/15/2003	$26.44	YES	Subordinated Unsecured Notes	Aa3	A

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Banc of America Securities LLC and Incapital LLC.  Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co., Edward D. Jones & Co, L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney Inc., UBS PaineWebber

CUSIP Number	Selling Price (% of Par)	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1stCoupon Date	1stCoupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating
06050XGU1	100.000%	2.000%	$17,133,340.00	6.150%
Semi-annual
						07/15/2017	01/15/2003	$29.04	YES	Subordinated Unsecured Notes	Aa3	A

Redemption Information: Callable at 100.000% on 07/15/2005 and every coupon date thereafter

Joint Lead Managers and Lead Agents: Banc of America Securities LLC and Incapital LLC.  Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co., Edward D. Jones & Co, L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney Inc., UBS PaineWebber

The Bank of America Internotes will be subject to redemption at the option of Bank of America, in whole on the Interest Payment Date occurring any time on or after 07/15/2005 at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

CUSIP Number	Selling Price (% of Par)	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1stCoupon Date	1stCoupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating
06050XGV9	100.000%	2.500%	$6,703,125.00	6.250%	Semi-annual	07/15/2022	01/15/2003	$29.51	YES	Subordinated Unsecured Notes	Aa3	A

Redemption Information: Callable at 100.000% on 07/15/2006 and every coupon date thereafter

Joint Lead Managers and Lead Agents: Banc of America Securities LLC and Incapital LLC.  Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co., Edward D. Jones & Co, L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney Inc., UBS PaineWebber

The Bank of America Internotes will be subject to redemption at the option of Bank of America, in whole on the Interest Payment Date occurring any time on or after 07/15/2006 at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

CUSIP Number	Selling Price (% of Par)	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1stCoupon Date	1stCoupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating
06050XGW7	100.000%	2.500%	$37,204,050.00	6.650%	Semi-annual	07/15/2027	01/15/2003	$31.40	YES	Subordinated Unsecured Notes	Aa3	A

Redemption Information: Callable at 100.000% on 07/15/2007 and every coupon date thereafter

Joint Lead Managers and Lead Agents: Banc of America Securities LLC and Incapital LLC.  Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co., Edward D. Jones & Co, L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, Salomon Smith Barney Inc., UBS PaineWebber

The Bank of America Internotes will be subject to redemption at the option of Bank of America, in whole on the Interest Payment Date occurring any time on or after 07/15/2007 at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

Bank of America Corporation 100 North Tryon Street Charlotte, NC 28255

Trade Date: Monday, July 22, 2002 @12:00 PM ET
Settle Date: Thursday, July 25, 2002
Minimum Denomination/Increments: $1,000.00/$1,000.00
All trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0262 via BNY Clearing Services, LLC

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is the trademark of Incapital LLC. All rights reserved.

Bank of America $5,000,000,000 Bank of America Corporation InterNotes Prospectus Dated 22-Aug-01